EMPLOYMENT AGREEMENT

This amended and restated Agreement is effective as of December 17, 2008 by and between D&E Communications, Inc., a Pennsylvania business corporation, having its principal office at 130 East Main Street, Ephrata, PA 17522-0458 ("D&E") and James W. Morozzi, having an address of 2602 Lloyd Lane, Eagleville, PA 19403 ("Executive").

BACKGROUND

D&E desires to continue to employ Executive as its Chief Executive Officer, and Executive desires to continue in such position, on the terms and conditions set forth below.

Effective as of March 16, 2005 D&E entered into an employment agreement with the Executive (the “Original Agreement”) to set forth the terms and conditions of employment and to describe the compensation and benefits to be provided upon severance from employment, and in particular upon a Change of Control.

D&E now desires to enter into this amendment and restatement of the Original Agreement with the Executive (the “Agreement”), replacing the Original Agreement, for the limited purpose of complying with certain restrictions that are now applicable under section 409A of the Internal Revenue Code (the “Code”) to nonqualified deferred compensation arrangements, and the Executive also desires to enter into the amended Agreement both to continue the change in control severance benefits provided in the Original Agreement but also to avoid the adverse individual tax consequences that would result from non-compliance with Code section 409A, on the terms and conditions contained in this Agreement.

NOW THEREFORE, intending to be legally bound hereby, the parties agree as follows:

AGREEMENT

1.         Employment. D&E hereby agrees to employ the executive for a term of years, as more particularly set forth herein, and provide Executive with certain change in control benefits, in exchange for which Executive accepts the terms and conditions set forth herein governing his employment, including the restrictive covenants set forth herein.

2.         Term. Executive's employment shall be for a three year term, commencing on March 16, 2005 (the "Initial Term"). Beginning on the second anniversary date of this Agreement (i.e., March 16, 2007), and on each anniversary date thereafter until notice is given as set forth below, the term of this Agreement shall be extended by one additional year (the "Extended Term"), so that at all times the Term remaining on Executive's contract is two (2) years, subject, however, to prior termination of this Agreement as set forth below. This Agreement shall automatically renew and extend as provided in this paragraph 2 unless, at least sixty (60) days prior to any anniversary date of this Agreement, either D&E or Executive gives written notice to the other of its or his intention not to extend the Agreement. If notice is so given, this Agreement shall not be extended for an additional year, but shall instead continue for the then remaining term. As used herein, "Term" shall mean the Executive's employment with the D&E pursuant to this Agreement during the Initial Term and any Extended Term.

3.	Compensation.

(a)       Salary. Executive will be paid an annual salary of $250,000, subject to adjustment as provided below (the "Salary"), which will be payable in equal periodic installments according to D&E's customary payroll practices, but no less frequently than monthly. For years subsequent to the first year, Executive's salary shall be at least in the amount of his salary for the initial year of this contract, with such increases, if any, as may be established by D&E.

(b)       Signing Bonus. As a signing bonus, D&E will give Executive 2,000 shares of D&E common stock upon commencement of the term of this Agreement, deliverable within a reasonable period of time thereafter.

(c)       Benefits. Benefits for the Executive and his family will be the same or better, in the aggregate, to those provided by D&E to similarly situated executives as of the date hereof, including participation in such pension, profit sharing, bonus, life insurance, disability insurance, hospitalization, major medical, and other employee benefit plans of D&E that may be in effect from time to time, to the extent Executive is eligible under the terms of those plans (collectively, the "Benefits").

(i)        Executive shall receive pension service credit from the start date of his employment. Executive will be vested in the pension plan after five (5) years of continuous employment.

(ii)       Executive shall be 100% vested in the employer match of the 401(K) plan after five (5) years of continuous employment.

(iii)      Executive shall participate, from the effective date of this Agreement, in the D&E Supplemental Retirement Plan (the "SERP"), the form of which is attached hereto as Exhibit D, which is a form of deferred compensation.

(iv)      Bonus/Incentive Programs. As additional compensation for the services to be rendered by Executive pursuant to this Agreement, Executive will be eligible to participate in such executive level bonus/incentive programs and plans as may be in effect from time to time as approved by the Board of Directors of D&E. Executive shall be eligible for a target Short-term Incentive Plan bonus at the end of calendar year 2005 at twenty percent (20%) of his Salary pro rated as defined in the Short Term Incentive Plan. The target is neither a minimum nor a cap on Bonus. D&E through its compensation committee will annually consider the implementation of an annual incentive award program, for which the Executive will be eligible.

(d)       Paid Time Off. Executive shall be entitled to six (6) weeks of paid time off per year during the term of his employment, or such greater amount commensurate with periods of paid time off as may from time to time be provided for executive officers of D&E.

(e)       Expense Reimbursement. D&E will reimburse Executive for reasonable expenses incurred by Executive in the performance of Executive's duties pursuant to this Agreement in accordance with D&E's regular reimbursement policies, as in effect from time to time and upon receipt of itemized vouchers therefore and such other supporting information as D&E may reasonably request.

(f)        Automobile. D&E will provide Executive with a company car or related reimbursement, in the discretion of D&E, similar to that provided for similarly situated D&E executive officers.

(g)       Stock Options. Pursuant to the terms set forth in a Stock Option Agreement, to be issued to Executive on the first day of the term of this Agreement, D&E will grant to Executive a stock option to purchase 10,000 shares of common stock of D&E at a price equal to the fair market value of D&E common stock on the date of the grant. The stock option will be subject to vesting and all of the other terms and conditions set forth in the Stock Option Agreement, the form of which is attached hereto as Exhibit A, and to the terms and conditions of the D&E 1999 Long Term Incentive Plan.

(h)       Performance Restricted Share Awards. In 2005, Executive shall receive two separate Performance Restricted Share Awards, one for 5,000 shares of performance restricted stock, and the second for 10,000 shares of performance restricted stock, both of which awards shall be based upon the terms and conditions set forth in D&E's Long-term Incentive Plan. D&E through its compensation committee will annually consider the implementation of a long term incentive Program for which the Executive will be eligible.

(i)        Board Seat. During the period of Executive's employment, the Board of Directors of D&E will nominate, and recommend that shareholders elect, Executive as a director of D&E. Executive agrees that, upon termination of his employment with D&E for any reason, he shall immediately resign his seat on the Board of Directors of D&E.

(j)            Reservation of Right to Amend Benefit Plans. Executive understands that from time to time it may be necessary for economic and business reasons for D&E to amend any of its benefit plans, which amendments may involve the increase, decrease or change of form of a benefit. Executive's employment pursuant to this Agreement shall be subject to any such amendments, and any such amendments applicable to all D&E employees, or the specific class thereof of which Executive is a member, that impacts Executive's benefit package hereunder shall not be a breach of this Agreement by D&E.

4.         Duties. The Executive shall serve as the Chief Executive Officer of D&E, reporting to the Chairman of the Board of Directors, and have the normal duties, responsibilities and authority associated with such position including, without limitation, those set forth in Exhibit B, attached and made a part hereof, as well as such duties as shall be assigned to him from time to time by the Board of Directors of D&E. The Executive shall devote his entire working time and attention to D&E's business. During the term of this Agreement, Executive shall not be employed by, or participate or engage in or be a part of in any manner the management or operations of any business enterprise other than D&E without the prior written consent of D&E, which consent may be granted or withheld in its sole discretion; provided, however, that Executive may, while he remains employed by D&E, participate in reasonable charitable, social, teaching, educational and civic activities, as well as industry trade groups and associations and personal investment activities, so long as such activities do not interfere with the performance of Executive's obligations under this Agreement, as well as those activities set forth on Exhibit C, attached hereto.

5.	Termination of Employment.
(a)	Due To Death, Disability, For Cause or Without Good Reason.

(i)        For Cause. If the Executive's employment shall be terminated by D&E for Cause, D&E shall pay the Executive his full Salary, plus any accrued paid time off, through the date of termination at the rate in effect at the time of termination, and D&E shall have no further obligation to the Executive under this Agreement. "Cause" shall mean:

A)       the failure by the Executive to substantially perform his duties hereunder after notice from D&E and a failure to cure such violation within thirty (30) days of the date of said notice or, if said violation cannot be cured within such period of time, within a reasonable time thereafter, if the Executive is diligently attempting to cure the violation, but in no event longer than 60 days from the date of the notice;

B)        the engaging by the Executive in misconduct injurious to D&E;

C)        the dishonesty or gross negligence of the Executive in the performance of his duties;

D)       material violation by Executive of D&E's Code of Business Conduct and Ethics;

E)        use by the Executive of alcohol which interferes with the performance of his duties;

F)	use by the Executive of illegal drugs;

G)       the breach of Executive's fiduciary duty involving personal profit;

H)       the violation by the Executive of any law, rule or regulation which jeopardizes the business of D&E;

I)         moral turpitude or other conduct on the part of Executive which brings public discredit to D&E;

J)         commission by Executive of workplace violence or harassment; or

K)       the material violation by the Executive of any provision of this Agreement or any policy of D&E not already addressed above after notice from D&E and a failure to cure such violation within thirty (30) days of the date of said notice or, if said violation cannot be cured within such period of time, within a reasonable time thereafter, if the Executive is diligently attempting to cure the violation, but in no event longer than 60 days from the date of the notice.

The foregoing notwithstanding, any actions undertaken by Executive at the specific direction of the Board of Directors or based upon the advice of corporate counsel shall not constitute "Cause" hereunder, even if such action is arguably within the ambit of any of subsections A through K above.

(ii)       Death or Disability. If the Executive's employment shall be terminated due to Executive's Disability, D&E shall pay the Executive his full Salary and any accrued paid time off through the date of termination, and D&E shall have no further obligation to the Executive under this Agreement. If the Executive's employment shall be terminated due to Executive's death, D&E shall pay the Executive's designated beneficiaries, or if no designated beneficiaries, pay to Executive's heirs his full Salary through the date of termination and for three full months following the date of termination. All stock options held by Executive shall immediately vest as provided in the Long Term Incentive Plan and D&E shall have no further obligation to the Executive under this Agreement. "Disability" shall have the meaning given to the term "total disability" in the D&E Short Term Disability Program. Either party may give notice to the other of immediate termination upon Executive becoming Disabled. Nothing in this provision shall be interpreted to limit the Executive's rights to recover benefits under any applicable Disability Insurance policy.

(iii)      Without Good Reason. If Executive desires to terminate his employment without Good Reason, Executive shall provide D&E with at least 60 days prior written notice of the effective date of such termination. Until the effective date of termination, Executive shall continue to fulfill his duties under this Agreement. D&E shall continue to pay Executive his normal Salary through the effective date of termination, plus any accrued paid time off and vested employee benefits, and D&E shall have no further obligation to the Executive under this Agreement. D&E may, in its discretion, request that Executive cease to perform his duties under his agreement at any time following its receipt of notice of termination and prior to the effective date of termination, but in such event, Executive shall still be entitled to be paid his normal Salary and benefits through the effective date of termination.

(b)       Without Cause or for Good Reason. If the Executive's employment is terminated without Cause by D&E, or is terminated by Executive for Good Reason, then as soon as practicable, but no later than the end of the short term deferral period, D&E shall pay the Executive in one lump sum the greater of (i) his full Salary from the date of termination through the last day of the then current Term; or (ii) an amount equal to one year's Salary at his then current Salary. In addition, the Executive shall be entitled to: (i) an additional annual retirement benefit pursuant to the terms of the D&E Supplemental Retirement Plan (the "SERP"), the form of which is attached hereto as Exhibit D, which is a plan of deferred compensation that provides for an annual supplemental retirement benefit equal to the additional qualified retirement benefit the Executive would accrue under the D&E Communications, Inc. Employee's Retirement Plan (the "Qualified Retirement Plan") if the Executive was treated as if he had remained employed by D&E through the end of the Initial Term or any applicable Extended Term(the benefit provided under the SERP is intended to be in addition to the Qualified Retirement Plan benefit payable to the Executive regardless of whether the Executive has satisfied the vesting requirements of such plan(s)); (ii) payment no later than the end of the short term deferral period of the amount that would have been due to the Executive under any Short Term Incentive Plan in effect at the time of Executive's termination had the Executive remained employed by D&E through the end of the incentive period relating thereto(any such incentive payment shall be due and payable at the time and in the manner provided for in the plan relating thereto, but no later than the end of the short term deferral period); (iii) a lump sum of $17,000 to reimburse Executive for miscellaneous expenses, and (iv) payment on behalf of Executive of the fees and costs charged by a nationally recognized outplacement firm selected by the Executive to provide outplacement services, not to exceed a period of twelve (12) months after termination and the amount of $12,500. For purposes hereof, the short term deferral period is the period that begins on the date the right to the payment arises on account of the separation from service with D&E and ends on March 15 of the following calendar year. Termination for "Good Reason" shall mean termination by the Executive of his employment due to:

(i)        any material adverse change in the position, responsibilities, authority or duties assigned to the employee, as contemplated by paragraph 4, without his consent, except in connection with the termination of the Executive's employment for Cause;

(ii)       failure of D&E or any successor or assign to comply with paragraph 3 hereof in any material manner;

(iii)      requiring the Executive to be based anywhere that is 75 miles or more distant from the Executive's current place of work, without his consent, except for required travel on D&E's business to an extent substantially consistent with his present business travel obligations;

(iv)      a change in Executive's reporting relationship to anyone other than the Chairman of the Board of Directors;

(v)       failure of D&E, its successors or assigns, to obtain and maintain officers and directors liability insurance in accordance with Paragraph 10;

(vi)      failure of any successor or assign of D&E to assume this Agreement and honor its provisions, or any material breach of this Agreement by D&E or its successor or assign;

(vii)	any reduction in the Salary; or

(viii)    a requirement by D&E or its successor that Executive, in his reasonable judgment take an action that would violate the requirements of generally accepted accounting principles, the regulations of the Securities and Exchange Commission, applicable stock exchange listing standards or D&E’s Code of Business Conduct and Ethics;

If the Executive intends to terminate his employment for Good Reason, he must first give notice to D&E that such action or limitation of D&E constitutes Good Reason. The Executive's employment shall be deemed terminated for Good Reason if D&E fails to cure such situation within thirty (30) days of the date of said notice or, if said situation cannot be cured within such period, within a reasonable time thereafter, if a diligent effort is being made to cure such situation, but in no event longer than 60 days from the date of the notice.

If the Executive dies after becoming entitled to severance payments under this paragraph 5(b), but before payment, then the remaining balance of severance payments due shall be paid to his designated beneficiaries, or if no beneficiaries are designated, then to the Executive's heirs.

6.	Change of Control.

(a)       Notwithstanding the foregoing, if a Change of Control occurs during the Term and, within the 12 months immediately following the effective date of the Change in Control, Executive terminates his employment for Good Reason or is terminated by D&E without Cause, D&E or its successor shall pay to Executive (immediately upon termination of employment and without the requirement of notice or the opportunity to cure as provided in Paragraph 5), in lieu of the payment of any other sum that might otherwise be payable pursuant to Paragraph 5, (i) a lump sum equal to 2.99 times the Executive’s annual Salary, determined as of the date of the Change of Control, (ii) an additional annual retirement benefit pursuant to the terms of the SERP that provides for an annual supplemental retirement benefit equal to the additional qualified retirement benefit the Executive would accrue under the Qualified Retirement Plan if the Executive was treated as if he had remained employed by D&E through the end of the Initial Term or any applicable Extended Term (the benefit provided under the SERP is intended to be in addition to the Qualified Retirement Plan benefit payable to the Executive regardless of whether the Executive has satisfied the vesting requirements of such plan(s)); (iii) payment no later than the end of the short term deferral period of the amount that would have been due to the Executive under any Short-term Incentive Plan in effect at the time of Executive’s termination had the Executive remained employed by D&E through the end of the incentive period relating thereto (any such incentive payment shall be due and payable only at the time and in the manner provided for in the plan relating thereto, but no later than the end of the short term deferral period); and (iv) a lump sum of $17,000 to reimburse Executive for miscellaneous expenses, in each case subject to the limitations set forth in Paragraph 6(c) below. For purposes of this Agreement, a "Change of Control" means:

(i)        the acquisition, directly or indirectly, by any person or entity, or persons or entities acting in concert, whether by purchase, merger, consolidation or otherwise, of voting power over that number of voting shares of the capital stock of D&E which, when combined with the existing voting power of such persons or entities, would enable them to cast fifty percent (50%) or more of the votes which all shareholders of D&E would be entitled to cast in the election of directors of D&E;

(ii)       the sale, lease, exchange or other transfer (in one transaction or a series of related transactions over a period of twelve months ending on the date of the most recent transaction) of 75% or more of the assets, other than intangible assets, including good will, of D&E to a transferee other than D&E or an entity of which a controlling interest is owned by D&E, provided that in addition such sold, leased, exchanged or transferred assets must also equal 40% or more of the total gross fair market value of all of the assets of D&E, inclusive of the intangible assets; or

(iii)      the date that, during any period of twelve consecutive months “Continuing Directors” cease to make up a majority of the members of the Board of Directors of D&E. “Continuing Directors” shall mean: (x) each individual who, at the beginning of such period, was a member of the Board of Directors of D&E; and (y) any director elected or nominated for election, by D&E’s shareholders who was first approved by a vote of at least two-thirds of the Continuing Directors then still in office; provided, however, that no individual shall be considered a Continuing Director if such individual initially assumed office as a result of either an actual or threatened election contest or proxy contest, including by reason of any agreement intended to avoid or settle any election contest or proxy contest. For purposes of the foregoing, "election contest" means a solicitation with respect to the election or removal of directors that is subject to the provisions of Rule 14a-11 of the 1934 Act, and "proxy contest" means the solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of D&E; or

(iv)      the voluntary dissolution of D&E, in connection with which there is a sale, lease, exchange or other transfer (in one transaction or a series of related transactions over a period of twelve months ending on the date of the most recent transaction) of 100% of the assets of D&E to an unrelated transferee and/or to D&E’s shareholders.

(b)       Following the occurrence of a Change in Control, Executive may terminate his employment without Good Reason and shall be eligible to receive a lump sum equal to the Executive’s then annual Salary, determined as of the date of the Change in Control (the “Transition Amount”), under the conditions set forth in this Paragraph

6(b); in the event of such election, the provisions of Paragraph 6(a) shall no longer apply. The Transition Amount shall be payable the date (the “Transition Date”) that is nine (9) months after the effective date of the Change in Control; provided, however, that (x) Executive shall be required to remain employed with D&E or its successor for the period between such effective date and the Transition Date during which Executive shall continue to perform the duties he was performing prior to the Change in Control and/or such transition duties as reasonably requested by D&E or its successor (no Transition Amount would be payable in the event that the Executive’s employment is terminated prior to the Transition Date by D&E for Cause or by the Executive without Good Reason) and (y) Executive must elect to terminate his employment pursuant to this Paragraph within ninety (90) days of the effective date of the Change in Control by providing written notice of such election to D&E. This Transition Amount shall be a joint and several obligation of D&E and any person or entity involved in a Change in Control as provided in 6(a) above. In addition to the Transition Amount, if Executive is eligible to receive the Transition Amount, D&E shall pay Executive: (i) an additional annual retirement benefit pursuant to the terms of the SERP such that the Executive is treated as if he had remained employed by D&E through the Transition Date (the benefit provided under the SERP is intended to be in addition to the Qualified Retirement Plan benefit payable to the Executive regardless of whether the Executive has satisfied the vesting requirements of such plan(s)); and (ii) payment no later than the end of the short term deferral period of the amount that would have been due to the Executive under any Short Term Incentive Plan in effect at the time of Executive’s termination had the Executive remained employed by D&E through the Transition Date (any such incentive payment shall be due and payable at the time and in the manner provided for in the plan relating thereto). Following the election to terminate in (y) above, Executive shall continue to be paid his normal Salary, all Benefits and continue to participate in all incentive plans through the Transition Date. Following the election in (y) above, D&E or its successor may, in its discretion, request that Executive cease to perform his duties under this Agreement at any time following its receipt of such election and prior to the Transition Date but, in such event, Executive shall be entitled to be paid in an immediate lump sum his normal Salary through the Transition Date in addition to the Transition Amount and continue to participate in all Benefits and incentive plans through the Transition Date. All payments pursuant to this Paragraph 6(b) shall be made no later than the end of the short term deferral period.

(c)       In the event the payment described in 6(a) or 6(b), when added to all other amounts or benefits provided to or on behalf of Executive in connection with his termination of employment, would result in the imposition of an excise tax on Executive under Section 4999 of the Internal Revenue Code of 1986, as amended, such payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such excise tax imposition. Upon written notice to Executive, together with calculations of D&E’s independent auditors, Executive shall remit to D&E the amount of the reduction (only if such amount has been paid to the Executive) as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if any portion of the amount herein payable to Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Internal Revenue Code of 1986, as amended, D&E shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

7.	Restrictive Covenants.

(a)       During the Term of this Agreement and during the Restricted Period, the Executive shall not Compete with D&E in the Territory. For purposes of the foregoing, (i) "Territory" shall mean any city or county in which D&E provides, offers or plans to provide or offer its services determined as of the date of termination of Executive's employment, provided that any such plan to offer or provide services has been discussed at the executive level of D&E and memorialized in an internal memorandum or other writing prior to the termination of the Executive's employment; (ii) "Compete" shall mean the direct or indirect ownership, management, operation, control, employment by, participation in, or connection in any manner with the ownership, management, operation or control of any business which is engaged in providing the types of communications goods or services, or any other line of business, in which D&E is engaged at the time of Executive's termination including, if applicable and without limitation, wireline, wireless, internet access, VOIP, broadband or any similar communications means, excluding any services provided through or over power lines, whether as an individual on his own, as a partner, joint venturer, officer, shareholder, employee agent, independent contractor, lessor, creditor or otherwise; and (iii) "Restricted Period" shall mean a period of two (2) years from and after the date of termination of this Agreement, provided that, if the Executive's employment is terminated pursuant to Paragraph 5(b), the Restricted Period shall be the same as the period during which the Executive is entitled to Salary payments under Paragraph 5(b). The foregoing Restrictive Covenant shall not be construed to prohibit the ownership by Executive of up to five percent (5%) of any class of securities of any corporation which is in competition with D&E, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

(b)       During the Term of his employment hereunder and for ten (10) years following termination, the Executive shall not, without the prior written consent of an authorized officer of D&E, disclose to any person, other than an employee of D&E or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties, any material confidential information obtained by him while in the employ of D&E with respect to any of D&E's or its affiliates' business plans and strategies, pricing and pricing strategies, engineering and technical data, services, products, customers, sales records, methods of business or any business practices the disclosure of which could be or will be materially damaging to D&E or its affiliates (the "Confidential Information"); provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by D&E or any information that must be disclosed as required by law or governmental authority.

(c)       Executive agrees, for a period of two (2) years following termination of his employment with D&E, (i) not to solicit any D&E employees or officers to leave D&E to accept employment by Executive or his new employer; and (ii) not to solicit or encourage any D&E customers to cease doing business with D&E and/or to transfer any or all of their business relationships to any institution which Executive may found or to Executive's new employer.

(d)       Executive agrees that he will not disparage D&E in any communications of any nature with any third parties, including but not limited to shareholders of D&E or its vendors, customers and suppliers, regarding any matters related to D&E during or following termination of his employment. The foregoing prohibition is not intended to, and should not be construed as, preventing Executive from fulfilling any duty to report accounting issues pursuant to the requirements of the Sarbanes Oxley Act and any regulations promulgated thereunder.

(e)       Executive acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of his covenants which then apply and accordingly expressly agrees that, in addition to any other remedies which the D&E may have, D&E shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive. Nothing contained herein shall prevent or delay D&E from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of its obligations hereunder.

(f)        The period of time applicable to any covenant in this Section 7 will be extended by the duration of any violation by Executive of such covenant.

(g)       If any covenant in Section 7 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Executive.

8.         D&E Property. The Executive will not remove from D&E's premises (except to the extent such removal is for purposes of the performance of the Executive's duties at home or while traveling, or except as otherwise specifically authorized by D&E) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Executive recognizes that, as between D&E and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of D&E. Upon termination of this Agreement by either party, or upon the request of D&E during the Term, the Executive will immediately return to D&E all of the Proprietary Items in the Executive's possession or subject to the Executive's control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

9.	Employee Inventions.

(a)       Each Employee Invention will belong exclusively to D&E. The Executive acknowledges that all of the Executive's writing, works of authorship and other Employee Inventions are works made for hire and the property of D&E, including any copyrights, patents or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Executive hereby assigns to D&E all of the Executive's right, title, and interest, including all rights of copyright, patent and other intellectual property rights, to or in such Employee Inventions. The Executive covenants that he will promptly:

(i)	disclose to D&E in writing any Employee Invention;

(ii)       assign to D&E or to a party designated by D&E, at D&E's request and without additional compensation, all of the Executive's right to the Employee Invention for the United States and all foreign jurisdictions;

(iii)      execute and deliver to D&E such applications, assignments, and other documents as D&E may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

(iv)      sign all other papers necessary to carry out the above obligations; and

(v)       give testimony and render any other assistance, but without expense to the Executive, in support of D&E's rights to any Employee Invention.

(b)       For purposes of the foregoing, "Employee Invention" shall mean any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not) and any work of authorship related to the business of D&E (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Executive, either solely or in conjunction with others, during the Term, or a period that includes a portion of the Term, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by D&E, and any such item created by the Executive, either solely or in conjunction with others, following termination of the Executive's employment with the Employer, that is based upon or uses Confidential Information.

10.       Indemnification. D&E shall indemnify and hold harmless the Executive, to the fullest extent permitted by Pennsylvania law and D&E's Articles of Incorporation and By-Laws, whichever affords greater protection, with respect to any threatened, pending or completed action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer, employee or agent of D&E or is or was serving at the request of D&E as a director, officer, employee or agent of another person or entity. To the fullest extent permitted by Pennsylvania law and D&E's Articles of Incorporation and By-Laws, D&E shall, in advance of final disposition, appropriate expenses (including, without limitation, attorney's fees) incurred by the Executive in connection with any threatened, pending or completed action, suit or proceeding with respect to which the Executive may be entitled to indemnification hereunder; provided, however, that the Executive agrees to reimburse D&E all such monies advanced if the presiding court finds that he is not entitled to be indemnified by D&E under Pennsylvania law or D&E's Articles of Incorporation and By-Laws. The Executive's right to indemnification provided herein is not exclusive of any other rights of indemnification to which the Executive may be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall continue beyond the term of this Agreement. D&E shall use its best efforts to obtain insurance coverage for the Executive under an insurance policy covering officers and directors of D&E against lawsuits, arbitrations or other proceedings, provided, however, that nothing herein shall be construed to require D&E to obtain such insurance, if the Board of Directors of D&E determines that such coverage cannot be obtained at a commercially reasonable price.

11.       Attorney's Fees and Costs. In the event of any litigation, arbitration, mediation or other proceeding between D&E and the Executive with respect to the subject matter of this Agreement and the enforcement of the rights hereunder and such litigation or other proceeding results in a judgment, order, or other administrative determination in favor of the Executive, D&E shall reimburse the Executive for all of his reasonable costs and expenses relating to such litigation or other proceeding, including, without limitation, his reasonable attorneys' fees and expenses.

12.       Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing and sent by overnight courier, or via certified mail, return receipt requested, to the Executive's residence or to D&E's principal office, as the case may be.

13.           Waiver of Breach. Either party's waiver of a breach of any provision in this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the non-breaching party. No waiver shall be valid unless in writing and signed by an authorized officer of D&E.

14.       Assignment. The Executive acknowledges that his services are unique and personal. Accordingly, the Executive may not assign his rights or delegate his duties or obligations under this Agreement. D&E's rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, D&E's successors and assigns, and D&E may assign this Agreement, including the restrictive covenants contained in Section 7 of this Agreement, to any successor or assign. Executive's rights under this Agreement shall inure to the benefit of his designated beneficiaries, or heirs and assigns to the extent provided by the express terms of this Agreement.

15.       Entire Agreement. This Agreement contains the entire understanding of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

16.       Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

17.       Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

Attest: ______________________________	D&E COMMUNICATIONS, INC. By: /s/ Thomas E. Morell Title: Senior Vice President, Chief Financial Officer, Secretary and Treasurer

Witness: ______________________________	EXECUTIVE /s/ James W. Morozzi James W. Morozzi

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